Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Ryder Scott Company, L.P. hereby consents to the use of its name and to the reference of its report dated January 24, 2016, relating to proved crude oil and natural gas reserves and future net revenues of Continental Resources, Inc. as of December 31, 2015, in the Annual Report of Continental Resources, Inc. on Form 10-K for the year ended December 31, 2015. We hereby consent to the incorporation by reference of said report in the Registration Statements of Continental Resources, Inc. on Form S-8 (File No. 333-145320), on Form S-8 (File No. 333-188787), and on Form S-3ASR (File No. 333-190015).

Very truly yours,

/s/ RYDER SCOTT COMPANY, L.P.

Ryder Scott Company, L.P.

Denver, Colorado
February 24, 2016